Exhibit 99.1

World Fuel Services Corporation Announces Public Offering of Its Common Stock

MIAMI--(BUSINESS WIRE)--September 13, 2010--World Fuel Services Corporation (“World Fuel Services” or the “Company”) (NYSE: INT) announced today that it intends to offer, subject to market and other conditions, up to 7,570,000 shares of its common stock in a registered underwritten public offering. The Company intends to grant the underwriters an option for 30 days to purchase up to 1,135,500 additional shares to cover overallotments, if any. World Fuel Services intends to use the proceeds for general corporate purposes, which may include potential acquisitions.

BofA Merrill Lynch, Credit Suisse and J.P. Morgan are serving as joint book-running managers for the common stock offering.

The shares will be issued pursuant to a shelf registration statement filed with the Securities and Exchange Commission (“SEC”) earlier today. A copy of the preliminary prospectus supplement and related base prospectus for the offering have been filed with the SEC and may be obtained for free by visiting EDGAR on the SEC’s website, www.sec.gov. Alternatively, copies of the preliminary prospectus supplement and the related base prospectus for the offering may be obtained, when available, by contacting: BofA Merrill Lynch, 4 World Financial Center, New York, NY 10080, attention: Preliminary Prospectus Department, email: dg.prospectus_requests@baml.com; Credit Suisse, Attn: Prospectus Department, One Madison Avenue 1B, New York, N.Y. 10010, phone: (800) 221-1037; or J.P. Morgan Securities LLC, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, phone: (866) 803-9204.

This press release is for informational purposes only and is not an offer to sell or the solicitation of an offer to buy any security of World Fuel Services, nor will there be any sale of such security in any jurisdiction in which such offer, sale or solicitation would be unlawful. Any offer will be made only by means of a prospectus supplement and related base prospectus or by a free writing prospectus in accordance with SEC rules.

Forward Looking Statements

This press release contains forward looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements include, but are not limited to, statements related to the proposed offering of shares of World Fuel Service’s common stock and the anticipated use of proceeds therefrom. These forward looking statements involve known and unknown risks, uncertainties and other factors discussed in World Fuel Services’ filings with the SEC. Any forward-looking statements speak only as of the date of this press release and, except to the extent required by applicable securities laws, World Fuel Services expressly disclaims any obligation to update or revise any of them to reflect actual results, any changes in expectations or any change in events. If World Fuel Services does update one or more forward-looking statements, no inference should be drawn that it will make additional updates with respect to those or other forward-looking statements. For additional information concerning risks, uncertainties and other factors that may cause actual results to differ from those anticipated in the forward-looking statements, and risks to World Fuel Services’ business in general, please refer to its SEC filings, including its Annual Report on Form 10-K for the fiscal year ended December 31, 2009 and its Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2010 and June 30, 2010.

CONTACT:
World Fuel Services Corporation
Ira M. Birns, Executive Vice President &
Chief Financial Officer
or
Francis X. Shea, Executive Vice President &
Chief Risk and Administrative Officer
305-428-8000